UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 7, 2012
(Date of earliest event reported)

Callidus Software Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-50463	77-0438629
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

6200 Stoneridge Mall Road, Suite 500, Pleasanton, CA 94588
(Address of principal executive offices) (Zip Code)

(925) 251-2200
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 7, 2012, CallidusCloud adopted stock ownership guidelines that provide that certain individuals must currently own the Company’s common stock in an amount equivalent to the following:

•	300% of base salary, in the case of the Chief Executive Officer (“CEO”)
•	100% of base salary, in the case of other Section 16(b) officers besides the CEO
•	300% of annual cash retainer, in the case of the board of directors

The Company plans to assess compliance with these guidelines annually as of the record date for the Company’s annual meeting of stockholders (the “determination date”).  To determine compliance, the Company will value shares based on the higher of the price they were acquired or market value, with market value determined as the average daily closing price of the Company’s common stock over the twelve months immediately preceding the determination date. In calculating share ownership, shares underlying unexercised stock options will not be included, while 65% of unvested restricted stock units (estimating net after tax shares assuming a 35% tax rate) will be included.

The CallidusCloud board of directors has discretion to make exceptions to these guidelines in the case of extraordinary circumstances such as personal hardship.

Any individual who is not currently, but subsequently becomes, subject to the foregoing stock ownership guidelines must own the appropriate amount within three years of beginning employment or service on the board of directors, as applicable.

Measured as of the date of adoption, all of the individuals subject to the foregoing stock ownership guidelines met the guidelines.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLIDUS SOFTWARE, INC.

Date: December 10, 2012	By:	/s/ Ronald J. Fior
		Name:	Ronald J. Fior
		Title:	Chief Financial Officer, Senior Vice President, Finance and Operations